EXHIBIT 10.7

OFFER OF GRANT OF AWARD	STATE STREET CORPORATION STATE STREET GLOBAL ADVISORS One Lincoln Street Boston, Massachusetts 02110

<DATE>

Re: SSgA Performance-Based Equity Award

Dear <Employee>:

As a member of a select group of key management of SSgA, you have been chosen to participate in SSgA's Performance-Based Equity Program. This letter shall serve as an agreement between you and State Street Corporation (the "Company") setting forth the terms and conditions relating to the Performance Award granted to you under the Company's 1997 Equity Incentive Plan, as amended (the "Plan"), if certain performance targets are met during designated performance periods.

1.     Grant of Performance Award.

        You have been granted a Performance Award ("Award") consisting of            units entitling you to payment as described below upon satisfaction of the terms and conditions of the plan. The Award has been granted with respect to the performance period (the "Performance Period") commencing January 1, 2004 and ending on December 31, 2006 (the "Maturity Date").

2.     Performance Targets: Committee Certification.

        Your Award shall be earned as follows:

The Performance Awards granted shall be earned based upon SSgA's compounded annual growth in Net Income Before Taxes (NIBT) during 2004, 2005, and 2006.

The specific NIBT targets were established by the Board of Directors ("Committee") on March 3, 2004 and are attached. Achievement of the specific performance target(s) will be a condition to the earning of any payment under this Award. The earning of the Award is also conditioned upon Committee certification, following the close of the Performance Period, that the specific performance targets have been achieved.

3.     Form of Payment.

  (A)
  Each Award is payable in stock, on or before March 31st following the end of the Performance Period, in an amount equal to the fair market value of one share of the Company's common stock, $1.00 par value (the "Common Stock") multiplied by the performance factor. For this purpose, fair market value shall mean the average of the closing high and low prices of the Common Stock on the ten trading days preceding the end of the Performance Period.

  (B)
  Upon your request made prior to January 1st of the year of the end of the Performance Period, payment under this Award may be deferred on such terms and for such period as the Committee may approve. The deferred amount will be credited to the Restoration & Voluntary Deferral Plan.

4.     Non—Transferability, Etc.

        The Award, including Performance Awards represented thereby, shall not be transferable otherwise than by will or the laws of descent and distribution.

5.     Termination of Employment

        Except as hereinafter expressly provided, no payment shall be made under an Award unless the Participant has been continuously employed by State Street Corporation and its subsidiaries ("State Street") from the date of the Award through the date of payment. Notwithstanding the foregoing:

In the case of a Participant whose employment with State Street terminates by reason of death, "disability" (as that term is defined in Section 7.1 of the Plan), or "retirement" (as that term is defined in Section 7.1 of the Plan) at any time during the Performance Period applicable to the award, shall vest and be paid a cash payment per Performance Award equal to the adjusted fair market value of a share of the Common Stock multiplied by the performance factor as of the date of termination for each performance period. For purposes of the preceding sentence, "adjusted fair market value" shall mean the higher of the highest average of the reported daily high and low prices per share of the Common Stock during the 60 day period prior to the termination date.

6.     Acceleration of Performance Award.

        Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control occurring prior to the Maturity Date, you shall be entitled at the time of such Change of Control to receive a cash payment per Performance Award equal to the adjusted fair market value of a share of the Common Stock. For purposes of the preceding sentence, "adjusted fair market value" shall mean the higher of the (i) the highest average of the reported daily high and low prices per share of the Common Stock during the 60 day period prior to the first date of actual knowledge by the Board of Directors of a Change of Control, and if the Change of Control is the result of a transaction or series of transactions described in Section 7.4(b)(1) or (3) of the Plan, the highest price per share of the Common Stock paid in such transaction series of transactions (which in the case of a transaction described in Section 7.4(b)(1) of the Plan shall be the highest price per share of the Common Stock as reflected in a Schedule 13D filed by the person having made the acquisition.

7.     Changes in Capitalization or Corporate Structure.

        The aggregate number of Performance Awards reflected in the Award shall be appropriately adjusted pursuant to Section 8.6 of the Plan to reflect transactions, events or circumstances described in said Section 8.6.

8.     Amendments to Performance Units.

        Subject to the specific limitations set forth in the Plan, the Committee may at any time suspend or terminate any rights or obligations relating to Performance Awards prior to their Maturity Date without your consent.

9.     Compliance with Section 162(m).

        The Committee shall exercise its discretion with respect to this award in all cases so as to preserve the deductibility of payments under the Award against disallowance by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

10.   No Hire/No Solicitation/Non-Compete Agreement.

        Each Award Agreement with a Participant under the Program shall incorporate by reference, and the Participant by signing such Award Agreement and accepting the Award shall be bound by, the following:

  (A)
  The Participant shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to SSgA, the Bank and the Corporation, or any of its subsidiaries and/or affiliates, and their respective businesses and Clients (as defined below), including but not limited to Clients' identities and any and all information regarding or relating to their business relationship with SSgA, the Bank and/or the Corporation, or any of its subsidiaries and/or affiliates, which shall have been obtained by the Participant during the Participant's employment by SSgA, the Bank and/or the Corporation, or any of its subsidiaries and/or affiliates and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation hereof). After termination of the Participant's employment, for any reason, the Participant shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. The term "Client(s)" means any person or entity that is a customer or client of SSgA, the Bank and/or the Corporation, or any of its subsidiaries and/or affiliates.

  (B)
  During the term of employment of the Participant and during the Non-solicitation Period (as defined below), the Participant shall not, without the prior written consent of the Corporation, (i)(a) solicit, directly or indirectly (other than through a general solicitation of employment not specifically directed to employees of the Corporation or its subsidiaries and/or affiliates), the employment of; (b) hire or employ; (c) recruit; or (d) in any way assist another in soliciting or recruiting the employment of, or (ii) induce the termination of the employment of, any person who within the previous 12 months was an officer or principal of the Corporation or any of its subsidiaries and/or affiliates. The term "Non-solicitation Period" means the period beginning on the date of termination of the Participant's employment with the Corporation or its subsidiaries and/or affiliates (the "Termination Date") and ending eighteen (18) months after the Termination Date.

  (C)
  During the term of employment of the Participant and during the Non-solicitation Period, the Participant shall not, without the prior written consent of the Corporation, engage in the Solicitation of Business (as defined below) from any Client on behalf of any person or entity other than the Corporation and its subsidiaries and/or affiliates. The term "Solicitation of Business" means the attempt through direct or indirect contact by the Participant or by any other person or entity with the Participant's assistance with a Client with whom the Participant has had or with whom persons supervised by the Participant have had significant personal contact while employed by the Corporation or its subsidiaries or its affiliates to induce such Client to (i) transfer its business from the Corporation and/or its subsidiaries and/or affiliates to any other person or entity; (ii) cease or curtail its business with the Corporation and/or its subsidiaries and/or affiliates; or (iii) divert a business opportunity from the Corporation and/or its subsidiaries and/or affiliates to any other person or entity.

  (D)
  For and during a period of eighteen (18) months following termination of employment for any reason, the Participant shall not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director or employee of, or as consultant to, any of the Top Five (5) (as defined below) institutions, or their subsidiaries.

The Top Five (5) institutions shall mean the five institutions with the highest value of total assets under management as listed in Institutional Investor's annual ranking of America's Top Money Managers, Total Assets Under Management (historically published in the month of July) or Pensions & Investments' annual ranking of Top Firms Ranked By Worldwide Assets (historically published in the month of May) (each such institution, its subsidiaries and/or affiliates being referred to as "Institution(s)") published most recently prior to the Termination Date (the "Publication Date"); provided, that if one or both of these publications change the title of their rankings, the ranking(s) utilized will be ranking(s) of total assets under management; and provided further, that if one or both of these publications change their names, or cease to carry out the described annual rankings, the ranking(s) utilized will be by the publication(s) that are recognized in the worldwide investment community as the most trustworthy rankings, as determined by the Committee. If for any reason the publications used to determine the Top Five (5) institutions have different rankings, then any Institution listed in the Top Five (5) list of any such publication will be considered an Institution in the Top Five (5). For purposes of this Agreement, the Top Five (5) institutions shall be determined without regard to, and shall not include, the Corporation or its subsidiaries, affiliates and divisions.

For purposes of this paragraph V(a)4., any successor entity to an Institution, by way of merger, acquisition (either of stock or substantially all of the assets), reorganization, change of name or other similar event occurring subsequent to the Publication Date, shall be treated as the Institution.

  (E)
  In the event of a breach by the Participant of any of the foregoing, (a) the Participant shall forfeit all rights to any and all Awards then held by the Participant, and (b) the Corporation may seek injunctive relief in addition to, and not in lieu of, any other relief to which it may be entitled, including the relief described at (a) immediately above.

  (F)
  Upon and following the occurrence (as determined by the Committee) of a "covered transaction" as defined in IV(c)2., the non-solicitation and non-competition restrictions described in paragraphs 2., 3., and 4. above shall cease to apply.

11.   Provisions of the Plan.

        The provisions of the Plan are incorporated herein by reference, and all terms not other wise defined herein shall have the meaning given to them in the Plan. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control. You acknowledge that you have received a copy of the Plan.

If the Award and the foregoing terms and conditions are acceptable to you, please sign the enclosed counterpart of this letter and return the same to the undersigned.

Very Truly Yours,
STATE STREET CORPORATION
By:	John F. Marrs Jr.

The undersigned hereby accepts the Award and the Performance Awards represented thereby on the terms and subject to the conditions set forth above.

Dated: